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                                                                    EXHIBIT 23.3


                       Independent Accountants' Consent




The Board of Directors
First National Bancorp

We consent to the incorporation by reference in this Registration Statement on Form S-4 of Regions Financial Corporation of our report dated January 27, 1995, except as to Note 2, which is dated July 3, 1995, and except as to Note 19 which is dated October 22, 1995, with respect to the consolidated balance sheets of First National Bancorp and subsidiaries as of December 31, 1994 and 1993, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1994, which report appears in the Form 8-K of Regions Financial Corporation dated November 22, 1995.

Our report refers to a change in the method of accounting for investment securities to adopt the provisions of Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" at December 31, 1993, a change in the method of accounting for income taxes in 1993 to adopt the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes", and a change in the method of accounting for postretirement benefits other than pensions in 1993 to adopt the provisions of Statement of Financial Accounting Standards No. 106, "Employers' Accounting For Postretirement Benefits Other than Pensions".


                                                  /s/ KPMG PEAT MARWICK LLP



Atlanta, Georgia
December 11, 1995